EXHIBIT 99.1

COMMUNITY BANK SYSTEM, INC.

2004 LONG-TERM INCENTIVE COMPENSATION PROGRAM,
AS AMENDED

1.           Preamble.  Effective as of July 1, 1984, the Board of Directors of Community Bank System, Inc. adopted the Community Bank System, Inc. Long Term Incentive Compensation Program (“1984 Program”). The 1984 Program provided for the granting of incentive stock options, non-statutory stock options, retroactive stock appreciation rights, and restricted stock awards. The 1984 Program also provided that no option could be granted under that program after June 30, 1994.  The 1984 Program was replaced with the Community Bank System, Inc. 1994 Long-Term Incentive Compensation Program which became effective July 1, 1994.

This document sets forth the terms of the Community Bank System, Inc. 2004 Long Term Compensation Program (“2004 Program”), which shall become effective as of July 1, 2004, contingent upon the approval of the 2004 Program by the shareholders of Community Bank System, Inc. Options and other rights described in this 2004 Program document shall be granted after June 30, 2004 in accordance with the terms of this 2004 Program document.

2.           Purpose.  The purpose of the 2004 Program is to promote the interests of the Bank by providing current and future directors, officers, key employees and advisors with an equity or equity-based interest in the Bank, so that the interests of such directors, officers, employees and advisors will be closely associated with the interest of shareholders by reinforcing the relationship between shareholder gains and compensation.

3.           Eligibility. Directors and officers of the Bank or its Subsidiaries, key employees of the Bank or its Subsidiaries, and Advisors to the Board of Directors shall be eligible to participate in the 2004 Program. Employee participants shall be selected by the Committee based upon such factors as the employee’s past and potential contributions to the success, profitability, and growth of the Bank.

4.           Definitions. As used in this 2004 Program,

(a)           “Advisor” shall mean any natural person who is engaged to render bona fide consulting or advisory services to the Board of Directors, other than a person who provides such services in connection with the offer or sale of securities in a capital-raising transaction.

(b)           “Bank” shall mean Community Bank System, Inc.

(c)           “Board of Directors” shall mean the Board of Directors of the Bank.

(d)           “Committee” shall mean the committee appointed by the Board of Directors to administer the 2004 Program in accordance with Paragraph 16.

(e)           “Common Stock” shall mean the Common Stock, no par value, of the Bank.

(f)           “Deferred Stock Award” shall mean an award of Common Stock to an Eligible Employee, Director or Advisor that is subject to the restrictions described in Paragraph 11.

(g)           “Director” shall mean a member of the Board of Directors.

(h)           “Eligible Employees” shall mean persons treated by the Bank for payroll and employment tax purposes as common law employees of the Bank and described in Paragraph 3.

(i)           “Incentive Stock Option” shall mean the right granted to an Eligible Employee to purchase Common Stock under this 2004 Program, the grant, exercise and disposition of which are intended to comply with, and to be governed by, Internal Revenue Code Section 422.

(j)           “Market Value per Share” shall mean the fair market value per share of the shares of Common Stock, as determined in good faith and consistently applied by the Committee, based upon the last sale before or the first sale after the applicable grant, the closing price on the trading day before or the trading day of the applicable grant, or any other reasonable basis using actual transactions in Common Stock, as reported by the securities market(s) on which Common Stock is traded.

(k)           “Non-Statutory Stock Option” shall mean the right granted to an Eligible Employee, Director or Advisor to purchase Common Stock under this 2004 Program, the grant, exercise and disposition of which are not intended to be subject to the requirements and limitations of Internal Revenue Code Section 422.

(l)           “Optionee” shall mean the Eligible Employee, Director or Advisor to whom an Option Right is granted pursuant to an agreement evidencing an outstanding Incentive Stock Option or Non-Statutory Stock Option.

(m)           “Option Right” shall mean the right to purchase a share of Common Stock upon exercise of an outstanding Incentive Stock Option or Non-Statutory Stock Option.

(n)           “Restricted Stock Award” shall mean an award of Common Stock to an Eligible Employee or Advisor that is subject to the restrictions described in Paragraph 10 and subject to tax under Internal Revenue Code Section 83.

(o)           “Retroactive Stock Appreciation Rights” shall mean an Eligible Employee’s right to receive payments described in Paragraph 9.

(p)           “Subsidiary” shall mean any corporation in which (at the time of determination) the Bank owns or controls, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock issued by the corporation.

5.           Shares Available Under the 2004 Program.

(a)           The shares of Common Stock which may be made the subject of Option Rights, Restricted Stock Awards or Deferred Stock Awards pursuant to this 2004 Program may be either (i) shares of original issue, (ii) treasury shares, (iii) shares held in a grantor trust maintained by the Bank, or (iv) a combination of the foregoing.

(b)           Subject to adjustments in accordance with Paragraph 13 of this 2004 Program, the maximum number of shares of Common Stock that may be the subject of Option Rights, Retroactive Stock Appreciation Rights, Restricted Stock Awards or Deferred Stock Awards granted pursuant to this 2004 Program shall be 4,900,000 shares of Common Stock, which equals the sum of the number of shares of Common Stock initially authorized by the shareholders of the Bank to be made available for awards under this 2004 Plan (4,000,000), plus 900,000 additional shares of Common Stock authorized by the shareholders of the Bank to be made available effective as of May 25, 2011.

(c)           Notwithstanding any other term or provision of the 2004 Program, if any shares of Common Stock covered by an award under the 2004 Program are forfeited or an award is settled in cash or otherwise terminated without delivery of shares of Common Stock, then the shares of Common Stock covered by that award will again be available for future awards under the 2004 Program.  Notwithstanding anything in the 2004 Program to the contrary, shares of Common Stock withheld from awards for the payment of tax withholding obligations, shares of Common Stock surrendered to pay the exercise price of Incentive Stock Options or Non-Statutory Stock Options, and shares of Common Stock that were not issued as a result of the net exercise of Incentive Stock Options or Non-Statutory Stock Options will also become available for future awards under the 2004 Program.

(d)           Except in connection with a corporate transaction involving the Bank (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities, or similar transaction(s)), the Bank may not, without obtaining shareholder approval: (a) amend the terms of outstanding Option Rights or Retroactive Stock Appreciation Rights to reduce the exercise price of such outstanding Option Rights or Retroactive Stock Appreciation Rights; (b) cancel outstanding Option Rights or Retroactive Stock Appreciation Rights in exchange for Option Rights or Retroactive Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option Rights or Retroactive Stock Appreciation Rights; or (c) cancel outstanding Option Rights or Retroactive Stock Appreciation Rights with an exercise price above the Market Value per Share in exchange for cash or other securities.

6.           Grants of Option Rights Generally.  The Committee, or the full Board of Directors, may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Option Rights to Directors, Eligible Employees or Advisors.  Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a)           Each grant shall specify whether it is intended as a grant of Incentive Stock Options or Non-Statutory Stock Options.

(b)           Each grant shall specify the number of shares of Common Stock to which it pertains.

(c)           Each grant shall specify an option price not less than 100 percent of the Market Value per Share on the date the Option Right is granted.

(d)           Successive grants may be made to the same Optionee whether or not any Option Rights previously granted to such Optionee remain unexercised.

(e)           Upon exercise of an Option Right, the entire option price shall be payable (i) in cash, (ii) by the transfer to the Bank by the Optionee of shares of Common Stock with a value (Market Value per Share times the number of shares) equal to the total option price, (iii) by a combination of such methods of payment described in (i) and (ii) above, or (iv) any other lawful means of payment acceptable to the Committee.  Payment may not be made with Common Stock issued to the Optionee by the Bank upon his or her prior exercise of an incentive stock option under this 2004 Program or any other option plan unless the Common Stock received upon that prior exercise shall have been held by the Optionee for at least one year.

(f)           Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Bank by any officer designated by the Committee for this purpose and delivered to and accepted by the Optionee and shall contain such terms and provisions, consistent with this 2004 Program, as the Committee may approve.

(g)           As soon as practicable after each January 1,  each non-employee member of the Board of Directors (or of the board of directors of a Subsidiary whom the Board of Directors has specifically selected, in a written resolution, for participation in this 2004 Program) who has (i) attended at least 75 percent of the Board of Directors or Board committee meetings he or she was scheduled to attend during the immediately preceding calendar year, (ii) served as a director of the Bank or a Subsidiary on the last day of such calendar year, and (iii) completed at least six months of service on the Board of Directors (or on the board of directors of a Subsidiary) shall be granted a Non-Statutory Stock Option, provided that the first such annual grant of a Non-Statutory Stock Option to an individual director shall be to purchase 2,320 shares of Common Stock, and each subsequent annual grant of a Non-Statutory Stock Option to the director shall be to purchase 4,000 shares of Common Stock. Notwithstanding the foregoing, to the extent that the Committee determines that grants may be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), each Non-Statutory Stock Option granted pursuant to the preceding sentence shall relate to a number of shares of Common Stock which shall be determined based on the financial performance of the Bank. Such financial performance of the Bank shall be determined based on factors including but not limited to the Bank’s return on assets, measures of the Bank’s asset quality, the growth in the Bank’s earnings per share, and the Bank’s CAMELS rating. Each Non-Statutory Stock Option granted pursuant to this paragraph shall be granted at an option price per share equal to the Market Value per Share on the date of grant and shall be fully exercisable upon its date of grant, provided that shares of Common Stock acquired pursuant to the exercise of such a Non-Statutory Stock Option may not be sold or otherwise transferred by a director within six months of such grant.

7.           Special Rules for Grants of Incentive Stock Options.

(a)           Notwithstanding Paragraph 6(c), the option price per share of an Incentive Stock Option shall not be less than 100 percent of the Market Value per Share on the date of the grant of the option; provided, however, that, if an Incentive Stock Option is granted to any Eligible Employee who, immediately after such option is granted, is considered to own stock possessing more than ten percent of the combined voting power of all classes of stock of the Bank, or any of its subsidiaries, the option price per share shall be not less than 110 percent of the Market Value per Share on the date of the grant of the option, and such option may be exercised only within five years of the date of the grant.

(b)           The period of each Incentive Stock Option by its terms shall be not more than ten years from the date the option is granted as specified by the Committee.

(c)           The Committee shall establish the time or times within the option period when the Incentive Stock Option may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that Incentive Stock Options shall not be exercisable earlier than one year, nor later than ten years, following the date the option is granted. The date of grant of each Option Right shall be the date of its authorization by the Committee.

(d)           Except as provided in Paragraph 14, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee’s termination of employment due to any cause, including death or retirement, rights to exercise Incentive Stock Options shall cease, except for those which are exercisable as of the date of termination, and (ii) rights that are exercisable as of the date of termination shall remain exercisable for a period of three months following a termination of employment for any cause other than death or disability, and for a period of one year following a termination due to death or disability. However, no Incentive Stock Option shall, in any event, be exercised after the expiration of ten years from the date such option is granted, or such earlier date as may be specified in the option.

(e)           No Incentive Stock Options shall be granted hereunder to any Optionee that would allow the aggregate fair market value (determined at the time the option is granted) of the stock subject of all post-1986 incentive stock options, including the Incentive Stock Option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000. The term “post-1986 incentive stock options” shall mean all rights, which are intended to be “incentive stock options” under the Internal Revenue Code, granted on or after January 1, 1987 under any stock option plan of the Bank or its Subsidiaries. If the Bank shall ever be deemed to have a “parent”, as such term is used for purposes of Section 422 of the Internal Revenue Code, then rights intended to be “incentive stock options” under the Internal Revenue Code, granted after January 1, 1987 under such parent’s stock option plans, shall be included with the terms of the definition of “post-1986 incentive stock options”.

8.           Special Rules for Grants of Non-Statutory Stock Options.

(a)           Except as provided in Paragraph 14, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee’s termination of employment due to death or disability, rights to exercise Non-Statutory Stock Options that are exercisable as of the date of termination shall remain exercisable for two years following termination, (ii) in the event of the Optionee’s termination of employment due to any other reason, the rights to exercise Non-Statutory Stock Options that are exercisable as of the date of termination shall remain exercisable for three months following termination, and (iii) the right to exercise Non-Statutory Stock Options that are not exercisable as of the date of termination shall be forfeited.

(b)           The Bank shall not issue stock certificates to an Optionee who exercises a Non-Statutory Stock Option, unless payment of the required lawful withholding taxes has been made to the Bank by check, payroll deduction or other arrangements satisfactory to the Committee.

(c)           Notwithstanding any other provision of this 2004 Program to the contrary and except as provided in Paragraph 14 hereof, Non-Statutory Stock Options issued pursuant to Paragraph 6(g) shall be exercisable until the earlier of (i) the expiration date that the Committee specifies in the grant of the Non-Statutory Stock Options, or (ii) termination of the Optionee’s service on the Board of Directors for Just Cause, or (iii) an earlier date designated by the Committee.  For  purposes of this Paragraph 8(c), “Just Cause” shall mean, in the good faith determination of the Committee, the Optionee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order. Additionally, in the event that the Committee, in its sole discretion, determines that an Optionee who has left service with the Bank or Subsidiary engaged in misconduct which would have constituted Just Cause for dismissal if the Optionee were then serving with the Bank or a Subsidiary, then the Committee may rescind, without the consent of the Optionee, any or all unexercised Option Rights held by the Optionee.

9.           Retroactive Stock Appreciation Rights.

Upon such conditions and limitations it deems advisable, the Committee may authorize (a) the surrender of the right to exercise all or a portion of an Option Right granted under the 2004 Program that is exercisable at the time of surrender, and (b) the payment in exchange for the surrender of an amount of up to the excess of the Market Value per Share at the time of surrender of the shares covered by the option, or portion thereof, surrendered over the option price of such shares. Such payment shall be made only in shares of Common Stock based on the Market Value per Share on the date of the surrender and payment. The shares of Common Stock covered by any Option Right, or portion thereof, as to which the right to purchase has been so surrendered shall not again be available for purposes of Option Rights under the 2004 Program.

10.           Restricted Stock Awards.

(a)           Shares of Common Stock granted pursuant to a Restricted Stock Award issued under the 2004 Program (except as otherwise provided in the 2004 Program) shall not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of, for the period of time determined by the Committee in its absolute discretion (the “Forfeiture Period”). Except as provided in Paragraph 14, or as may be provided by the Committee at the time of grant, if the recipient’s employment with the Bank or any of its Subsidiaries terminates prior to the expiration of the Forfeiture Period for any reason other than death or disability, the recipient shall, on the date employment terminates, forfeit and surrender to the Bank the number of shares of Common Stock with respect to which the Forfeiture Period has not expired as of the date employment terminates.  If Common Stock is forfeited, dividends paid on those shares during the Forfeiture Period may be retained by the recipient.

(b)           Upon each grant of a Restricted Stock Award, the Committee shall fix the Forfeiture Period.  The Committee also shall determine whether to (i) issue certificates for the awarded shares of Common Stock to the grantee prior to the expiration of the Forfeiture Period, or (ii) transfer certificates for the awarded shares of Common Stock to an escrow agent, which agent shall hold the certificates until the expiration of the Forfeiture Period. Each certificate of Common Stock issued to the grantee pursuant to the Restricted Stock Award prior to the expiration of the Forfeiture Period shall bear a legend to reflect the Forfeiture Period until the Forfeiture Period expires. As a condition to issuance of Common Stock, the Committee may require the recipient to enter into an agreement providing for the Forfeiture Period and such other terms and conditions that it prescribes, including, but not limited to, a provision that Common Stock issued to the recipient may be held by an escrow agent until the Forfeiture Period lapses.  The Committee also may require a written representation by the recipient that he or she is acquiring the shares for investment.

(c)           When the Forfeiture Period with respect to shares of Common Stock held in escrow lapses, a certificate for such shares shall be issued, free of any escrow; such certificate shall not bear a legend relating to the Forfeiture Period.

(d)           Each recipient shall agree, at the time he or she receives a Restricted Stock Award and as a condition thereof, to pay or make arrangements satisfactory to the Committee regarding the payment to the Bank of any federal, state or local taxes of any kind required by law to be withheld with respect to any award or with respect to the lapse of any restrictions on shares of restricted Common Stock awarded under this 2004 Program, or the waiver of any forfeiture hereunder, and also shall agree that the Bank may, to the extent permitted by law, deduct such taxes from any payments of any kind due or to become due to such recipient from the Bank, sell by public or private sale, with ten days notice or such longer notice as may be required by applicable law, a sufficient number of shares of Common Stock so awarded in order to cover all or part of the amount required to be withheld, or pursue any other remedy at law or in equity. In the event that the recipient of shares of Common Stock under this 2004 Program shall fail to pay to the Bank all such federal, state and local taxes, or to make arrangements satisfactory to the Committee regarding the payment of such taxes, the shares to which such taxes relate shall be forfeited and returned to the Bank.

(e)           The Committee shall have the authority at any time to accelerate the time at which any or all or the restrictions set forth in this 2004 Program with respect to any or all shares of restricted Common Stock awarded hereunder shall lapse.

(f)           If a recipient dies, or terminates employment with the Bank because of disability before the expiration of a Forfeiture Period, the Forfeiture Period on any Common Stock owned by the recipient shall lapse on the date of death or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of the award. If the date of death or disability is within four years of the date of the awards, the Committee, in its sole discretion, can waive the Forfeiture Period as to any or all of the stock.

11.           Deferred Stock Awards. The Committee may make awards to Directors, Eligible Employees or Advisors, in lieu of cash compensation for future services, in the form of freely-transferable shares of Common Stock whose delivery is deferred for later distribution in accordance with the Director’s, Eligible Employee’s or Advisor’s election.  A Director’s deferral and distribution elections, as well as all other rights with respect to deferred Director compensation, shall be governed by the terms of the separate Community Bank System, Inc. Deferred Compensation Plan for Directors, as that plan may be amended from time to time.  Deferral and distribution elections by Eligible Employees and Advisors shall be made pursuant to such separate plans or agreements as shall be acceptable to the Committee in its sole discretion.

12.           Transferability.  No Incentive Stock Option shall be transferable by an Optionee other than by will or the laws of descent and distribution. Incentive Stock Options shall be exercisable during the Optionee’s lifetime only by the Optionee. Other rights granted pursuant to this 2004 Program also shall not be subject to assignment, alienation, lien, transfer, sale or exchange, except to the extent provided otherwise by the Committee at the time the right is granted.

13.           Adjustments.  The Committee shall make or provide for such adjustments in the maximum number of shares of Common Stock specified in Paragraph 5 of this 2004 Program, in the numbers of shares of Common Stock covered by other rights granted hereunder, and in the prices per share applicable under all such rights, as the Committee determines is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Bank, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other transaction or event having an effect similar to any of the foregoing.

14.           Change in Control.

(a)           Notwithstanding any other term or provision of this 2004 Program, in the event the employment of an Eligible Employee is terminated for any reason, including the Eligible Employee’s voluntary termination for “good reason” (as defined in (c) below), but not including the Eligible Employee’s voluntary termination without “good reason” or the Eligible Employee’s termination for “cause” (as defined in (d) below), within one year following a “Change in Control” (as defined in (b) below):

(i)           all Option Rights granted to the Eligible Employee under this 2004 Program prior to the date of termination, but not exercisable as of such date, shall become exercisable automatically as of the later of the date of termination or one year after the date the Option Right was granted;

(ii)           any Option Right that is exercisable as of the date of termination, or that becomes exercisable pursuant to (i) above, shall remain exercisable until the end of the exercise period provided in the original grant of the Option Right (determined without regard to the Eligible Employee’s termination of employment); and

(iii)           any Forfeiture Period (with respect to a Restricted Stock Award) that shall be unexpired as of the date of termination shall expire automatically as of such date.

(b)           For purpose of this 2004 Program, a “Change of Control” shall mean the occurrence of any one of the following events: (1) any “person” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 30 percent or more of the combined voting power of the Bank’s then outstanding securities; (2) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of the Bank before the Transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank; (3) the Bank is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former stockholders of the Bank, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation; (4) a tender offer or exchange offer is made and consummated for the ownership of securities of the Bank representing 30 percent or more of the combined voting power of the Bank’s then outstanding voting securities; or (5) the Bank transfers substantially all of its assets to another corporation which is not controlled by the Bank. The following events shall also constitute a “Change in Control” for purposes of this Plan: (i) the election of a director of the Bank who is not nominated by its Board of Directors; (ii) the approval, by the Bank’s stockholders, of a proposal to pursue a transaction in which the Bank would not be the surviving or controlling entity.

(c)           For purposes of this Paragraph 14, “good reason” shall mean action taken by the Bank that results in:  (1) an involuntary and material adverse change in the Eligible Employee’s title, duties, responsibilities, or total remuneration; (2) an involuntary and material relocation of the office from which the Eligible Employee is expected to perform the Eligible Employee’s duties; or (3) an involuntary and material adverse change in the general working conditions (including travel requirements) applicable to the Eligible Employee.

(d)           Termination “for cause” for purposes of this Paragraph 14 shall include, but not be limited to, any of the following:  (1) any act of dishonesty, misconduct or fraud, acts of moral turpitude, or the commission of a felony; (2) unreasonable neglect or refusal to perform the duties assigned to the Eligible Employee, unless cured within 30 days; (3) breach of duty or obligation to the Bank or receipt of financial or other economic profit or gain as a result of or in any way arising out of the Eligible Employee’s position with the Bank and failure to account to the Bank for such profits or other gains; or (4) disclosure of confidential or private Bank information or aiding a competitor of the Bank (or any affiliate of the Bank) to the detriment of the Bank (or any affiliate of the Bank).

15.           Fractional Shares. The Bank shall not be required to issue any fractional shares of Common Stock pursuant to this 2004 Program. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

16.           Administration of the 2004 Program.

(a)           This 2004 Program shall be administered by the Committee, which shall consist of at least three members of the Board of Directors each of whom shall (1) meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board of Directors; (2) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act of 1934, as amended; and (3) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Members of the Committee and the Chair of the Committee shall be appointed by the Board of Directors and may be replaced at any time by the Board of Directors.  At any time deemed necessary or appropriate by the Board of Directors, the full Board of Directors may act as the Committee.

(b)           The Committee shall have the power to interpret and construe any provision of this 2004 Program. The interpretation and construction by the Committee of any provision of this 2004 Program or of any agreement evidencing the grant of rights hereunder, and any determination by the Committee pursuant to any provision of this 2004 Program or of any such agreement, shall be final and binding. No member of the Committee shall be liable for any such action or determination made in good faith.

(c)           Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the exercise of any right granted hereunder (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Securities Exchange Act of 1934, as may be amended from time to time, or any successor statute.

17.           Amendments, Termination, Etc.

(a)           This 2004 Program may be amended from time to time by resolutions of the Board of Directors, provided that no such amendment shall (i) increase the maximum numbers of shares of Common Stock specified in Paragraph 5 of this 2004 Program (except that adjustments authorized by Paragraph 13 of this 2004 Program shall not be limited by this provision), or (ii) change the definition of “Eligible Employees”, without further approval by the stockholders of the Bank.

(b)           The Committee may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights granted under this 2004 Program. In the event of such cancellation, the Committee may authorize the granting of new Option Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such option price and subject to the same terms and conditions as, under this 2004 Program, would have been applicable had the canceled Option Rights not been granted.

(c)           In the case of any Option Right not immediately exercisable in full, the Committee in its discretion may accelerate the time at which the Option Right may be exercised, subject to the limitation described in Paragraph 7(c).

(d)           Notwithstanding any other provision of the 2004 Program to the contrary, (i) the 2004 Program may be terminated at any time by resolutions of the Board of Directors, and (ii) no rights shall be granted pursuant to this 2004 Program after June 30, 2014.